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                   [FRANKLIN, CARDWELL & JONES LETTERHEAD]
                                   Exhibit 5.1
                                  June 7, 2002

iExalt, Inc.
12000 Aerospace Avenue
Suite 375
Houston, Texas 77034 - 5576

Ladies and gentlemen:

      We have acted as counsel for iExalt, Inc. (the "Company") in connection with the registration statement on Form S-8 of the Company (the "Registration Statement"), which is being filed on or about the date hereof by the Company with the Securities and Exchange Commission under the Securities Act of 1933 (as amended, the "Act"), for the registration under the Act of 85,000 shares (the "Shares") of the Common Stock, $.05 par value per share, of the Company ("Common Stock") to be issued by the Company under the Fee Agreement between the Company and Christian, Wukoson, Smith & Jewell, R.L.L.P. (the "Plan").

      In the capacity as counsel for the Company, we have familiarized ourselves with the organizational and governing documents of the Company, as the same are in effect on the date hereof. We have examined all statutes and other records, instruments and documents pertaining to the Company that we have deemed necessary to examine for the purpose of this opinion.

      Based upon and subject to the foregoing, we are of the opinion that the Shares issued pursuant to the Plan prior to the date hereof have been validly issued, are fully paid and non-assessable. Moreover, we are of the opinion that the Shares to be issued in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.

      We are members of the Bar of the State of Texas and we do not express an opinion herein concerning any other law other than the laws of the State of Texas and the federal law of the United States.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                    Very truly yours,

                                    FRANKLIN, CARDWELL & JONES


                                    /s/ Franklin, Cardwell & Jones